Exhibit 4.6

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of VirnetX Holding Corporation (“us”, “our,” “we”, or the “Company”) is a summary.  We have adopted an amended and restated certificate of incorporation and amended and restated bylaws, and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this Exhibit, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, and to the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 100,000,000 shares of common stock with a $0.0001 par value per share, and 10,000,000 shares of preferred stock with a $0.0001 par value per share, all of which shares of preferred stock are undesignated.  Our board of directors may establish the rights and preferences of the preferred stock from time to time.  All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Common Stock

We have one class of common stock.

Dividend Rights

Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights.

Right to Receive Liquidation Distributions

If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

No Preemptive or Similar Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred stock

Our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval.  Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.  There are no restrictions presently on the repurchase or redemption of any shares of our preferred stock.  We have no present plans to issue any shares of preferred stock nor are any shares of our preferred stock presently outstanding.

Anti-Takeover Effects

Provisions of Delaware law and our amended and restated certificate of incorporation and Bylaws could make the acquisition of our company through tender offer, a proxy context, or other means more difficult and could make the removal of incumbent officers and directors more difficult.  We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors.  We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals.  We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws provide for the following:

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Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

•	Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by the board of directors.

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Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

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Board Classification.  Our board of directors is divided into three classes.  The directors in each class will serve for a three-year term, one class being elected each year by our stockholders.  This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

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Stockholder Meetings; Limits on Ability of Stockholders to Act by Written Consent.  We have provided in our certificate of incorporation that our stockholders may not act by written consent.  This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions.  As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

•	Amendment of Bylaws. Any amendment of our bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

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the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities.  We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.  We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Equiniti Trust Company.

Listing

Our common stock is listed on the NYSE under the symbol “VHC.”